Exhibit 99.1
FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Allison J. Roelofs	Leslie Loyet
Manager — Corporate Financial Reporting	Investor Inquiries
(248) 213-0430	(312) 640-6672
aroelofs@firstmercury.com	lloyet@frbir.com
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 30, 2008
FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER 2008 FINANCIAL RESULTS
SOUTHFIELD, MI — April 30, 2008 — First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the first quarter ended March 31, 2008.
Highlights for the quarter include:
•	Premiums produced growth of 26.5 percent

•	Annualized return on average stockholders equity of 16.6 percent

•	Combined ratio of 75.0 percent

•	Operating net income of $10.0 million

•	Net investment income growth of 47.3 percent

•	Diluted operating net income per share of $0.53

•	Successful completion of the acquisition of American Management Corporation (“AMC”)
“Our strategy to add complementary niche specialty underwriting platforms during 2007 was the primary driver of our growth this quarter as anticipated,” said Richard H. Smith, chairman and chief executive officer. Smith added, “We are also pleased to have successfully completed our acquisition of AMC during the quarter.”
For the three months ended March 31, 2008, premiums produced were $81.3 million, a 26.5 percent increase from premiums produced during the same period in 2007. Premiums produced consists of all of the premiums underwritten by the Company’s underwriting platforms including CoverX®, First Mercury’s licensed wholesale insurance broker, for which the Company takes underwriting risk.
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For the three months ended March 31, 2008, gross written premiums were $81.2 million, a 34.0 percent increase from the gross written premiums during the same period in 2007.
Net investment income earned during the three months ended March 31, 2008 was $4.9 million, up 47.3 percent from the same period of 2007.
Total operating revenues for the three months ended March 31, 2008 increased 4.7 percent to $55.5 million compared to $53.0 million for the same period of 2007.
Net income for the first quarter 2008 was $9.7 million compared to $10.0 million for the same period of 2007. Operating net income for the first quarter 2008 was $10.0 million compared to $9.9 million for the same period of 2007.
First Mercury’s combined ratio for the three months ended March 31, 2008 was 75.0 percent compared with 73.7 percent for the same period in 2007. The combined ratio for the three months ended March 31, 2008 includes a loss ratio of 53.8 percent and an expense ratio of 21.2 percent. These compare to a loss ratio of 53.3 percent and an expense ratio 20.4 percent for the comparable period in 2007. For the three months ended March 31, 2008, there was no development of prior years’ loss and loss adjustment expense reserves. For the three months ended March 31, 2007, there was $0.1 million of favorable development of prior years’ loss and loss adjustment reserves.
In early February 2008, as previously reported, the Company completed the acquisition of all of the outstanding stock of AMC for a purchase price of $38.5 million including $0.4 million of acquisition costs. AMC is a leading managing general agency (“MGA”) primarily focused on the niche fuel related marketplace for over 20 years. In addition, AMC owns American Underwriters Insurance Company (“AUIC”), a single state, non-standard auto insurance company domiciled in the state of the Arkansas. AMC produced approximately $95 million of premiums in 2007 with approximately 87 percent on an admitted basis. Premiums are currently written for third party carriers, except for the premiums underwritten for AUIC.
Smith concluded, “While we are not immune from the increasingly competitive property casualty insurance environment, we continue to be pleased with our underwriting performance. Our results this quarter were in line with our expectations and are a result of our low cost operating structure and our focus on underwriting specialty niche business which has a proven track record and which is written by underwriters who have experienced multiple market cycles.”
Conference Call Details
The Company will host a conference call on May 1, 2008 at 11:00 a.m. Eastern Time to discuss first quarter results. The call can be accessed live by dialing 800-762-9441 or by visiting the Company’s website at www.firstmercury.com
Investors may access a replay by dialing 800-406-7325, passcode 3871381, which will be available through May 8, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
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About First Mercury Financial Corporation
First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the Company has underwriting expertise and other competitive advantages. During the Company’s 34 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks.
Non-GAAP Financial Measures
Operating net income and operating net income per share are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by First Mercury’s disclosure of these financial measures. Operating net income consists of net income adjusted to exclude the impact of net realized gains (losses) on investments and the change in fair value of derivative instruments and taxes related to these adjustments. Definitions of these items may not be comparable to the definitions used by other companies. Net income and net income per share are the GAAP financial measures that are most directly comparable to operating net income and operating net income per share.
Safe Harbor Statement
This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; competition risk; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; and the risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.
For more information on the Company, please visit the Company’s website at
www.firstmercury.com
Financial Tables Follow...
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First Mercury Financial Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
	(Dollars in thousands,
	except share and per share data)
Operating Revenue
Net earned premiums	$43,571	$44,929
Commissions and fees	7,029	4,657
Net investment income	4,853	3,294
Net realized gains on investments	1	135

Total Operating Revenues	55,454	53,015

Operating Expenses
Losses and loss adjustment expenses, net	23,444	23,954
Amortization of deferred acquisition expenses	8,213	8,739
Underwriting, agency and other expenses	7,052	3,730
Amortization of intangible assets	539	307

Total Operating Expenses	39,248	36,730

Operating Income	16,206	16,285
Interest Expense	1,464	982
Change in Fair Value of Derivative Instruments	435	107

Income Before Income Taxes	14,307	15,196
Income Taxes	4,586	5,229

Net Income	$9,721	$9,967

Net Income Per Share:
Basic	$0.54	$0.58

Diluted	$0.52	$0.55

Weighted Average Shares Outstanding:
Basic	18,106,063	17,331,901

Diluted	18,793,264	18,183,841

GAAP Underwriting Ratios:
Loss ratio	53.8%	53.3%
Expense ratio	21.2%	20.4%
Combined ratio	75.0%	73.7%
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First Mercury Financial Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(Dollars in thousands,
	except share and per share data)
ASSETS

Investments
Debt securities	$420,426	$402,418
Equity securities and other	18,431	4,529
Short-term	35,065	52,341

Total Investments	473,922	459,288
Cash and cash equivalents	20,836	18,432
Premiums and reinsurance balances receivable	59,295	38,278
Accrued investment income	4,434	4,481
Accrued profit sharing commissions	11,331	14,220
Reinsurance recoverable on paid and unpaid losses	106,994	96,995
Prepaid reinsurance premiums	47,743	52,718
Deferred acquisition costs	19,315	14,257
Intangible assets, net of accumulated amortization	47,912	36,651
Goodwill	25,080	—
Other assets	14,800	11,964

Total Assets	$831,662	$747,284

LIABILITIES AND STOCKHOLDERS’ EQUITY

Loss and loss adjustment expense reserves	$301,314	$272,365
Unearned premium reserves	134,005	123,469
Long-term debt	67,013	67,013
Funds held under reinsurance treaties	38,346	35,799
Premiums payable to insurance companies	21,636	2,163
Reinsurance payable on paid losses	4,800	3,958
Deferred federal income taxes	3,913	217
Accounts payable, accrued expenses, and other liabilities	21,148	12,920

Total Liabilities	592,175	517,904

Stockholders’ Equity
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 18,275,313 and 17,972,353 shares	183	180
Paid-in-capital	166,681	165,836
Accumulated other comprehensive income	1,214	1,177
Retained earnings	71,908	62,187
Treasury stock; 33,600 and 0 shares	(499)	—

Total Stockholders’ Equity	239,487	229,380

Total Liabilities and Stockholders’ Equity	$831,662	$747,284

Book Value Per Outstanding Share	$13.10	$12.76

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First Mercury Financial Corporation
Summary Financial Data

	Three Months Ended
	March 31,
	2008	2007
	(Dollars in thousands,
	except share and per share data)
Premiums Produced:
Security	$17,899	$17,345
Specialty	39,856	40,731
Contract Underwriting	16,467	6,184
FM Emerald	5,572	—
AUIC	1,499	—

Premiums Produced	$81,293	$64,260

Gross Written Premiums:
Security	$17,899	$17,262
Specialty	39,856	40,731
Contract Underwriting	16,380	2,607
FM Emerald	5,572	—
AUIC	1,499	—

Gross written premiums	$81,206	$60,600

Net Written Premiums:
Security	$13,578	$9,750
Specialty	31,506	23,091
Contract Underwriting	10,181	1,619
FM Emerald	1,739	—
AUIC	1,499	—

Net written premiums	$58,503	$34,460

Commissions and Fees:
Insurance underwriting commissions and fees	$1,329	$1,872
Insurance services commissions and fees	5,700	2,785

Total commissions and fees	$7,029	$4,657

Cash and Cash Equivalents:
Net cash provided by operating activities	$26,162	$51,628
Net cash used in investing activities	(23,780)	(56,396)
Net cash provided by financing activities	22	—

Net increase (decrease) in cash and cash equivalents	$2,404	$(4,768)

Operating Net Income: (1)
Net income	$9,721	$9,967
Adjust for Net realized gains and losses on investments, net of tax	(1)	(88)
Adjust for Change in fair value of derivative instruments, net of tax	283	70

Operating net income	$10,003	$9,949

Operating Net Income Per Share: (1)
Diluted	$0.53	$0.55

FOOTNOTES

(1)	See discussion of use of non-GAAP financial measures above.
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